Exhibit 99.3

First Western Financial, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following unaudited pro forma condensed combined financial statements combines the historical financial position and results of operations of First Western Financial, Inc. (“First Western”) and Teton Financial Services, Inc. (“Teton”) after giving effect to the acquisition by First Western of Teton.

The unaudited pro forma condensed combined consolidated financial information has been prepared to give effect to the following:

●	First Western’s acquisition of Teton; and
●	the issuance of an estimated 1,337,791 shares of First Western common stock and approximately $11.5 million in cash to shareholders of Teton in connection with the Merger, as if, in the case of the unaudited pro forma combined condensed consolidating balance sheet, the Merger was completed as of September 30, 2021 and, in the case of the unaudited pro forma combined condensed consolidating statements of income the Merger was completed January 1, 2020; and
●	Certain transactions occurring prior to the closing of the Merger the repayment of subordinated debt by Teton and the settlement of an employee stock loan by Teton. These adjustments are described in more detail in Note 5 of the pro forma financial information.

The unaudited pro forma condensed combined consolidated statements of income for the quarter ended September 30, 2021 and the year ended December 31, 2020 combine the consolidated statements of income of First Western with the consolidated statements of income of Teton for the respective period giving effect to the Merger as if it had been completed as of January 1, 2020.  The unaudited pro forma combined condensed consolidating balance sheet as of September 30, 2021 combines the consolidated balance sheet of First Western as of that date with the consolidated balance sheet of Teton as of that date and gives effect to the Merger as if it had been completed on that date.

The historical consolidated financial information contained in the unaudited pro forma combined condensed consolidating financial information has been adjusted to give effect to the combined results of First Western and Teton.  Assumptions underlying the pro forma transaction accounting adjustments are estimated by First Western and are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidating financial information.

The unaudited pro forma combined condensed consolidating financial statements are prepared in accordance with generally accepted accounting principles in the United States of America during the periods presented.  As such, the unaudited pro forma combined condensed consolidating financial statements do not contemplate any impact as a result of changes to accounting standards or legislation that occurred after the historical periods presented.

Most notably, the unaudited pro forma combined condensed consolidating financial information does not reflect the adoption or ongoing potential impact of the following:

●	First Western or Teton’s adoption of Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as “Cumulative Expected Credit Losses” or “CECL”)
●	Legislation going into effect after the historical periods presented
●	The impact on our companies and clients and the economy generally from the various public health and safety measures implemented in connection with the COVID-19 pandemic

The unaudited pro forma combined condensed consolidating financial information appearing below does not reflect any potential effects that changes in market conditions may have on the financial condition and/or the results of operations of First Western and Teton.

First Western Financial, Inc.

Pro Forma Condensed Combined Consolidated Balance Sheet

(Unaudited) – presented as if the acquisition of Teton by First Western was effective September 30, 2021

	As of September 30, 2021
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined

ASSETS:
Cash and cash equivalents	$310,235	$153,281	$(11,501)	A	$(2,248)	$449,767
Debt securities available for sale, at fair value	32,233	16,960	-		-	49,193
Loans held for sale	51,309	8,400	72	B	-	59,781
Loans held for investment, net of unearned income	1,603,050	258,012	(4,057)	B	-	1,857,005
Less: allowance for loan losses	12,964	5,328	(5,328)	C	-	12,964
Loans held for investment, net	1,590,086	252,684	1,271		-	1,844,041
Premises and equipment, net	6,344	13,473	4,323	D	-	24,140
Goodwill	24,191	2,150	5,277	E	-	31,617
Other intangible assets, net	55	-	1,264	F	-	1,319
Other real estate owned	-	-	-		-	-
Other assets	61,819	2,644	(1,471)	G	-	62,992
Total assets	$2,076,272	$449,592	$(765)		$(2,248)	$2,522,851
LIABILITIES AND SHAREHOLDER’S EQUITY
Deposits	$1,782,299	$402,862	$167	H	$-	$2,185,328
Federal funds purchased	58,564	-	-		-	58,564
Subordinated notes	39,010	3,593	-		(3,593)	39,010
Other Liabilities	21,270	2,514	4,903	I	-	28,687
Total Liabilities	1,901,143	408,969	5,070		(3,593)	2,311,589
Shareholder’s equity
Common stock	-	-	-		-	-
Additional paid-in capital	146,380	28,168	9,529	J	2,121	186,198
Retained Earnings	28,272	12,298	(15,207)	K	(776)	24,587
Accumulated other comprehensive income	477	157	(157)	L	-	477
Total shareholder’s equity	175,129	40,623	(5,835)		1,345	211,262
Total liabilities and shareholder’s equity	$2,076,272	$449,592	$(765)		$(2,248)	$2,522,851

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

First Western Financial, Inc.

Pro Forma Condensed Combined Consolidated Income Statement

(Unaudited) – presented as if the acquisition of Teton by First Western was effective January 1, 2020

	Nine Months Ended September 30, 2021
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined

INTEREST INCOME:
Loans	$45,360	$9,422	$432	B	$-	$55,214
Taxable Securities	545	287	75	K	-	907
Other	288	134	-		-	422
Total Interest Income	46,193	9,843	507		-	56,543
INTEREST EXPENSE:
Deposits	2,669	573	(93)	H	-	3,149
Other borrowings	1,402	161	-		108	1,671
Total Interest Expense	4,071	734	(93)		108	4,820
Net interest income	42,122	9,109	600		(108)	51,723
Provision for (reversal of) loan losses	418	-	-		-	418
Net interest income after provision for loan losses	41,704	9,109	600		(108)	51,305
NONINTEREST INCOME:
Trust and investment management fees	15,023	267	-		-	15,290
Net gain on mortgage loans	13,590	802	-		-	14,392
Bank fees	1,225	103	-		-	1,328
Risk management and insurance fees	444	-	-		-	444
Income on company-owned life insurance	266	-	-		-	266
Other	60	503	-		-	563
Total noninterest income	30,608	1,675	-		-	32,283
NONINTEREST EXPENSE:
Salaries and employee benefits	29,733	3,996	-		-	33,729
Net occupancy and equipment expense	4,402	596	58	D	-	5,056
Professional fees	4,309	585	-		-	4,894
Data processing expense	3,020	593	-		-	3,613
Technology and information systems	2,791	240	-		-	3,031
Amortization of intangibles	13	-	169	F	-	182
Other	3,351	617	-		-	3,968
Total noninterest expense	47,619	6,627	227		-	54,473
Income before income taxes	24,693	4,157	373		(108)	29,115
Income tax provision	6,000	922	67	M	(26)	6,963
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$18,693	$3,235	$306		$(82)	$22,152
Per common share
Earnings basic	$2.35	$0.11	$(0.01)			$2.38
Earnings diluted	$2.28	$0.11	$(0.01)			$2.33
Weighted average number of common shares outstanding	7,959,268	29,477,707	(28,139,916)			9,297,059
Weighted average number of diluted common shares outstanding	8,189,266	29,477,707	(28,139,916)			9,527,057

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

First Western Financial, Inc.

Pro Forma Condensed Combined Consolidated Income Statement

(Unaudited) – presented as if the acquisition of Teton by First Western was effective January 1, 2020

	Year Ended December 31, 2020
	First Western Historical	Teton Historical	Transaction Accounting Adjustments		Other Adjustments (Note 5)	Pro Forma Combined

INTEREST INCOME:
Loans	$51,998	$12,930	$1,090	B	$-	$66,018
Taxable Securities	878	573	100	K	-	1,551
Other	458	243	-		-	701
Total Interest Income	53,334	13,746	1,190		-	68,270
INTEREST EXPENSE:
Deposits	5,794	1,690	(110)	H	-	7,374
Other borrowings	1,438	216	-		216	1,870
Total Interest Expense	7,232	1,906	(110)		216	9,244
Net interest income	46,102	11,840	1,300		(216)	59,026
Provision for (reversal of) loan losses	4,682	4,600	-		-	9,282
Net interest income after provision for loan losses	41,420	7,240	1,300		(216)	49,744
NONINTEREST INCOME:
Trust and investment management fees	19,022	112	-		-	19,134
Net gain on mortgage loans	29,276	1,020	-		-	30,296
Bank fees	1,320	157	-		-	1,477
Risk management and insurance fees	1,199	-	-		-	1,199
Income on company-owned life insurance	363	-	-		-	363
Other	-	381	-		-	381
Total noninterest income	51,180	1,670	-		-	52,850
NONINTEREST EXPENSE:
Salaries and employee benefits	34,785	4,534	-		-	39,319
Net occupancy and equipment expense	6,009	743	77	D	-	6,829
Professional fees	5,035	451	5,161	I	-	10,647
Data processing expense	4,000	973	-		-	4,973
Technology and information systems	4,035	269	-		-	4,304
Amortization of intangibles	14	31	225	F	-	270
Other	5,659	803	-		-	6,462
Total noninterest expense	59,537	7,804	5,463		-	72,804
Income before income taxes	33,063	1,106	(4,163)		(216)	29,790
Income tax provision	8,529	254	(1,283)	M	(52)	7,448
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$24,534	$852	$(2,880)		$(164)	$22,342
Per common share
Earnings basic	$3.11	$0.03	$0.10			$2.41
Earnings diluted	$3.08	$0.03	$0.10			$2.40
Weighted average number of common shares outstanding	7,899,278	29,477,707	(28,104,046)			9,272,939
Weighted average number of diluted common shares outstanding	7,961,904	29,477,707	(28,139,916)			9,299,695

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the Merger involving First Western and Teton. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the Merger been consummated at September 30, 2021 or the unaudited pro forma condensed combined income statement for the nine months ended September 30, 2021, as if the Merger had occurred as of the pro forma reporting periods, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The Merger, which was completed December 31, 2021, provides for the issuance of 1,337,791 shares of First Western common stock and $11.5 million in cash. The value of a Teton share would be $1.75 based upon an average closing price of First Western common stock of $29.86 as of the Determination Date.

Under the acquisition method of accounting, the assets and liabilities of Teton will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management’s best estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) total Merger-related expenses if consummation or implementation costs vary from currently estimated amounts; and (ii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both First Western and Teton are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Purchase Price Consideration

Purchase Price Consideration of approximately $51.4 million is based on First Western’s average closing share price of $29.86 as of the Determination Date.

The following table summarizes the components of the estimated consideration (in thousands except for per share information and exchange ratio):

Estimated Teton shares outstanding*	29,477,707
Cash consideration per Teton share	$0.39
Estimated cash portion of purchase price	$11,500

Estimated Teton shares outstanding*	29,477,707
Exchange ratio	0.04538
Total First Western common shares issued	1,337,791
First Western share price**	$29.86
Equity portion of purchase price	39,947

Total estimated consideration to be paid	$51,447
Consideration per share of Teton shares outstanding	$1.75

*Represents Teton’s outstanding shares as of September 30, 2021

**Represents First Western’s weighted average price as of the Determination Date

Note 3—Estimated Merger Costs

Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. First Western estimates the Merger-related costs to be approximately $4.0 million (after tax) and primarily incurred in the third and fourth quarters of 2021 and in the first quarter of 2022.

Note 4—Estimated Annual Cost Savings and Integration Costs

Following the Merger, First Western management expects cost savings to be realized as a result of operational synergies which would be phased-in over a two-year period.  There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information. In connection with the Merger, the plan to integrate First Western’s and Teton’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. First Western and Teton are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Teton’s employees, changing information systems, canceling contracts between Teton and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Teton. Additionally, as part of our formulation of the integration plan, certain actions regarding existing First Western information systems, vacating leased premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. First Western expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions.  These integration costs are not reflected in the presented pro forma financial information.

Note 5—Other Adjustments

The adjustments presented in the “Other Adjustments” column of the unaudited pro forma condensed combined financial information, reflect the impact of certain material debt and loan transactions settling between the balance sheet date and the merger date.  As part of the Merger Agreement, Teton has agreed to pay off the subordinated debt of $3.6 million and to settle the employee stock loan of $2.1 million through an estimated payment of $1.1 million and the remaining balance being written off with a net impact to equity of $1.3 million.  These transactions have been reflected in the unaudited pro forma condensed combined balance sheet in the “Other Adjustments” column on the “Cash and Cash Equivalents”, “Subordinated Notes”, “Additional Paid in Capital” and “Retained Earnings” lines.  The net impact of the subordinated debt transactions described above results in additional interest expense of $0.1 million for the nine months ended September 30, 2021 and $0.2 million for the twelve months ended December 31, 2020.

Note 6—Purchase Accounting Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable balance sheet adjustments were calculated using a combined 24% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.  Adjustments to cash and cash equivalents

To reflect the cash portion of the purchase price payment of $11.5 million which represents approximately 22% of the total purchase price.

B. Adjustment to loans

To reflect an estimated 1.57% loan credit discount on loans held for investment or $4.0 million. This mark was determined by a third party valuation and applied to the pro forma loan balances.  The accretion of the fair value adjustment was estimated using amortization based on the discounted cash flow model developed by the third party valuation provider and resulted in $0.4 million in interest income for the nine months ended September 30, 2021 and $1.0 million for the year ended December 31, 2020.  Additionally, loans held for sale are adjusted to fair value from lower of cost or market.  The $0.1 million fair value adjustment represents third party committed pricing for loans held for sale.

C. Adjustment to allowance for loan losses

The allowance for loan losses was adjusted to reflect the reversal of Teton’s recorded allowance.  Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over.  While First Western may increase the allowance for loan losses, no adjustment to the historic amounts of Teton’s or First Western’s provision for loan losses has been recorded in the unaudited pro forma condensed combined financial statements.

D. Adjustment to premises and equipment

The premises and equipment has been adjusted to reflect the increased estimated fair value of the land and buildings that will be acquired in the Merger.  This increase in value of $4.3 million is based on real estate appraisals performed by a local Wyoming appraiser who provided an appraisal value for each of the three properties.  The net write-up on the assets will be amortized straight line over the remaining useful life of each property as determined by the current appraisal.  The depreciation expense associated with the building increased non-interest expense by $0.1 million for the nine months ended September 30, 2021 and for the twelve months ended December 31, 2020.

E. Adjustment to goodwill

Goodwill has been adjusted to reverse Teton’s existing goodwill balance of $2.2 million and recognize an estimated $7.4 million in goodwill generated as a result of the purchase price and fair value of the liabilities assumed exceeding the fair value of assets purchased.  The adjustment has no impact on the unaudited pro forma condensed combined statements of income.

F. Adjustment to other intangible assets

Intangible assets were adjusted to recognize an estimated core deposit intangible of $1.3 million.  The core deposit intangible is recognized over an estimated useful life of ten years using accelerated method of amortization.  The amortization expense associated with core deposit intangible increased non-interest expense by $0.2 million for the nine months September 30, 2021 and for the twelve months ended December 30, 2020.

G. Adjustment to other assets

Other assets were adjusted to reflect a reduction to the deferred tax asset as a result of the differences between the book versus tax basis on acquired assets.  This $1.3 million adjustment was estimated using a blended tax rate of 24%.  Additionally, there were $0.1 million in capitalized costs associated with the acquisition that were recognized as part of the purchase accounting.

H. Adjustment to time deposits

Deposits were adjusted to reflect the fair value of certain time deposits as of the acquisition date.  The fair value adjustment of $0.2 million was determined by a third party valuation firm and represents the value of the spread between the account rates and market rates.  The accretion of this premium on time deposits offsets interest expense on deposits by $0.1 million for the nine months ended September 30, 2021 and for the twelve months ended December 31, 2020.

I. Adjustment to other liabilities

Other liabilities were adjusted to reflect the accrued but unpaid estimated net deal costs incurred by Teton of $1.2 million and $3.9 million incurred by First Western to complete the Merger, offset by a reduction of $1.5 million in taxes payable related to transaction cost expenses.  These expenses are reflected in the unaudited condensed combined pro forma income statement as incurred during the twelve months ended December 31, 2020 with the tax effect reflected in the income tax provision line.

J. Adjustments to additional paid in capital

Additional paid in capital was adjusted to reverse Teton’s historical balance of $30.3 million after settling the employee stock loan which was a contra equity balance of $2.1 million (see Note 5 above).  Additional paid in capital was also increased by $39.8 million to reflect the issuance of 1,337,791 shares of First Western stock as approximately 78% of the purchase price using a per share price of $29.86 based on the value of the merger known as of the date of this filing.

K. Adjustments to retained earnings

Retained earnings was adjusted to reverse Teton’s historical balance of $11.5 million which is net of the $0.8 million reduction for the settlement of the employee stock loan.  Retained earnings was also increased for the accrual of First Western’s deal costs net of tax in the amount of $4.0 million and the tax impact of the revaluation of deferred tax items acquired of $0.3 million.

L. Adjustments to accumulated other comprehensive income

Accumulated other comprehensive income was adjusted to reverse Teton’s historical balance of $0.2 million which reflects the net of tax gains on securities at Teton.

M. Adjustments to income tax provision

Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using the estimated combined federal and state statutory rate of 24%.  This resulted in a decrease in the tax provision of $1.2 million for the nine months ended September 30, 2021 and a decrease of $1.3 million for the twelve months ended December 31, 2020.